                                                Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-176233) pertaining to the 2011 Long-Term Incentive Plan of The Middleby Corporation, of our reports dated March 3, 2021, with respect to the consolidated financial statements and schedule listed in the Index at Item 8 of The Middleby Corporation and the effectiveness of internal control over financial reporting of The Middleby Corporation, included in this Annual Report on Form 10-K of The Middleby Corporation for the year ended January 2, 2021.

/s/ Ernst & Young LLP
Chicago, Illinois
March 3, 2021